Exhibit 99.1

Emerald Oil Continues to Make Progress to Cure its Borrowing Base Deficiency

DENVER, CO -- (Marketwired) -- 02/01/16 – Emerald Oil, Inc. (the "Company") (NYSE MKT: EOX) today announced that it is continuing to negotiate with the lending group associated with its revolving credit facility to cure the outstanding borrowing base deficiency. On January 14, 2016, the Company made a presentation to the lending group regarding a possible cure to the borrowing base deficiency, and the Company expects to receive a response in the near future. For the time being, the Company has elected not to extend the forbearance agreement that expired on January 29, 2016, but will continue to evaluate the merits of such an extension.

The Company anticipates the resolution of the negotiations regarding the borrowing base deficiency will have a positive effect on the Company’s management of its relationship with trade payables, bond holders and stockholders, and the Company looks forward to resolving the deficiency so it can continue to look out for the best interests of all of its stakeholders.

Emerald has engaged legal advisor Kirkland & Ellis LLP, who will join financial advisor Opportune LLP and investment banker Intrepid Partners, LLC, to advise management and the board of directors on lender negotiations and capital structure options.

This press release contains statements that are forward-looking and are subject to numerous assumptions, risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this document. Actual results may differ materially from those expressed or implied by such statements.

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found atwww.emeraldoil.com.

Corporate Contact:
Emerald Oil, Inc.
(303) 595-5600
info@emeraldoil.com
www.emeraldoil.com

Source: Emerald Oil, Inc.

Released February 1, 2016